Exhibit 6.8

PARTICIPATION AGREEMENT
MIXON PROSPECT
KARNES COUNTY, TEXAS

This agreement (the “Agreement”) is entered into effective the 15th day of July, 2016, by and between 4-BR RESOURCES INVESTMENTS II, LLC, a Texas limited liability company (hereinafter referred to as “4-BR”), whose address is 11619 Spring Cypress Rd., Ste. D, Spring, Texas 77377, and ENERGY HUNTER RESOURCES, INC. (hereinafter referred to as “EHR”), a Delaware Corporation, whose address is P.O. BOX 540308, Dallas, Texas 75354. For the purposes of this Agreement, 4-BR and EHR are sometimes hereinafter collectively referred to as “Parties”, and individually as “Party”.

1.       Acreage.

Leasehold Interests

4-BR represents, but does not warrant, except by, through and under 4-BR, that it owns an undivided one hundred percent (100%) working interest in approximately 276.815 net leasehold acres in and to the Mixon Prospect, Karnes County, Texas, comprised of the oil and gas leases described in Exhibit “A-1” attached hereto (“Subject Leases”). The Subject Leases are hereinafter collectively referred to as the “Mixon Prospect” and the lands covered by the Subject Leases are hereinafter referred to as the “Subject Lands.”

Subject Leases, Additional Leases and Operations

The rights of the parties hereunder shall be subject to an area of mutual interest depicted on Exhibit “A-2” (“AMT”) and created by the Joint Operating Agreement attached hereto as Exhibit “B” (“Operating Agreement”). All operations conducted by the Parties within the Mixon Prospect shall be conducted pursuant to the terms of the Operating Agreement.

Any additional leases (“Additional Leases”) acquired by the Parties hereto, pursuant to the AMI, prior to the third horizontal well being drilled, completed and turned to sales of oil, gas and other hydrocarbons and associated by-products (or any Substitute Well therefor), shall be paid for in the following proportions:

EHR	100.00%

4-BR	0%

Total	100.00%

All Leases shall be owned as follows:

EHR	87.5%

4-BR	12.5%*

Total	100.00%

* This interest is comprised of a 6.25% Carried Working Interest and a 6.25% Back In After Payout Working Interest as set forth herein.

Participation Agreement Mixon Project Karnes County, Texas	Page 1 of 16	4-BR Resources Investments II, LLC Energy Hunter Resources, Inc.

2.       Closing: Cash Consideration and Assignment. Both parties agree that 4-BR has furnished EHR title information in its possession in and to the Subject Leases. EHR may elect to terminate this Agreement, by notifying 4-BR in writing on or before July 20, 2016, in which event this Agreement shall be of no further force and effect and said Party or Parties shall not have any further liability, rights or duties hereunder and no obligation to each other in any manner. If EHR has not timely notified 4-BR of its election to terminate this Agreement, EHR shall pay to 4-BR the following sum of money in U.S. Dollars in certified funds and/or wire transfer on or before July 20, 2016:

EHR Cash Consideration to 4-BR.	$692,037.50

Immediately upon receipt of the Cash Consideration from EHR, 4-BR shall deliver unto EHR an Assignment of the Subject Leases as provided for in Exhibit “C” hereof, and said Assignment of the Subject Leases shall deliver unto EHR a seventy-five percent (75%) net revenue interest in and to the Subject Leases, proportionately reduced to the working interest delivered.

3.       Initial Horizontal Obligation Well. The Parties shall execute a Joint Operating Agreement, of the same form as that attached hereto as Exhibit “B”, contemporaneously with their execution of this Agreement, setting forth EHR as Operator of the Mixon Prospect. The Parties hereto agree that on or before May 2, 2017, subject to the requirements set forth hereinbelow, EHR, as Operator, shall commence or cause to be commenced the Actual Drilling, as defined herein, (with suitable rotary equipment) of an Initial Horizontal Obligation Well, as defined herein, for oil and/or gas at a mutually agreeable legal location on the Mixon Prospect, and shall thereafter continuously prosecute such drilling operations in a diligent and workmanlike manner until the well reaches a True Vertical Depth of twelve thousand, eight hundred fifty feet (12,850’) beneath the surface of the ground, or a depth sufficient to test the stratigraphic equivalent of the Eagle Ford Formation as seen in the induction log of the Cheyenne Petroleum Company “Ruby Young No. 1” well located in the Carlos Martinez Survey, Abstract No. 6, Karnes County, Texas, (herein referred to as the “Objective Depth”). Furthermore, after reaching said Objective Depth, EHR shall also drill the horizontal portion of the well to a lateral length of at least one thousand feet (1,000’). The entire cost, risk and expense of drilling, completing and equipping the Initial Horizontal Obligation Well to the Objective Depth and to the Point of First Sales, and/or the plugging and abandoning the Initial Horizontal Obligation Well in the event it is a dry hole shall be borne by the Parties in the following proportions:

EHR	100%

4-BR	0%

Total	100%

Ownership in the initial horizontal obligation well:

Before payout (BPO):

EHR	93.75%

4-BR	6.25%*

*This is a carried interest to the Point of First Sales of oil/gas

After payout (APO):

EHR.	87.5%

4-BR	12.5%**

**This interest is a 6.25% carried interest plus a 6.25% Back in After Payout interest (BIAPO)

Participation Agreement Mixon Project Karnes County, Texas	Page 2 of 16	4-BR Resources Investments II, LLC Energy Hunter Resources, Inc.

EHR agrees to commence Actual Drilling, as defined in herein, on the Initial Horizontal Obligation Well located on the Mixon Prospect on or before May 2, 2017. Further, EHR agrees to drill and complete said well in a good and workmanlike manner and in a timely fashion.

Should EHR fail to comply with the above specified commitment to commence drilling operations on a well on the Mixon Prospect within the guidelines noted above, and to drill and complete said well in a good and workmanlike manner and in a timely fashion, then EHR shall be deemed to be in default under this Agreement, and any and all of EHR’s rights hereunder shall ipso facto terminate. Upon the occurrence of such non-performance, there shall be an automatic reversion to 4-BR of any and all right, title and interest that were conveyed to EHR. In such event, EHR shall, within thirty (30) days, execute any and all documents required or necessary to convey and/or assign to 4-BR, all right, title and interest owned by EHR including, but not limited to, all rights to leases, as set forth herein, and all information and interests in and to title opinions, title information, leases, surface use agreements, wells, or the like, as to the prospects set forth herein, and all monies or interests granted or paid by EHR pursuant to this Agreement shall be retained by 4-BR, and EHR shall not be entitled to any manner of refund or retention of any rights acquired hereunder, not as a penalty, but as the good-faith agreement of the parties hereto to liquidate their damages in the event EHR fails to perform pursuant to this Agreement.

4.       Substitute Well. If, during the drilling of a Horizontal Well, as defined herein, including the Initial Horizontal Obligation Well, there is encountered a formation or other physical condition in the well which renders further drilling impracticable, or in the event a Horizontal Well is a dry hole and is plugged and abandoned, then (i) such well shall not count as a Horizontal Well for the purposes of calculating the amount of Horizontal Wells drilled and producing hereunder; and (ii) EHR shall have the option to commence the actual drilling of a Substitute Well therefor at a legal location of EHR’s choice on the Subject Lands, except for the Initial Horizontal Obligation Well or its Substitute Well, which shall be drilled on the Mixon Prospect solely, within sixty (60) days from the cessation of operations on the aforesaid well to be treated and be deemed for the purposes of this Agreement as though it were a Horizontal Well. Any Substitute Well shall be drilled as though it were a Horizontal Well, and shall be treated as if it were the well for which it is a substitute.

The parties hereto agree that the first three (3) wells drilled on the Mixon Prospect, or their substitutes as set forth herein, including the Initial Horizontal Obligation Well, shall be Horizontal Wells as defined herein.

5.       Beneficial Interests. The Parties agree that 4-BR is to receive certain beneficial interests described as follows:

A.)     Carried Working Interest: 4-BR shall receive a six and one-quarter percent (6.25%) Leasehold Carried Working Interest through and including the Point of First Sales and burdening the first three (3) Horizontal Wells, including the Initial Horizontal Obligation Well, or any Substitute Wells therefor, drilled on the Mixon Prospect, Karnes County, Texas, capable of producing oil and gas in commercial quantities.

B.)      Back In After Payout Working Interest: 4-BR shall “Back In” after Payout on a well by well basis, as defined herein, and receive an six and one-quarter percent (6.25%) Leasehold Working Interest, on a well by well basis, for each of the first three (3) Horizontal Wells, including the Initial Horizontal Obligation Well, or any Substitute Wells therefor, drilled on the Mixon Prospect, Karnes County, Texas and capable of producing oil and gas in commercial quantities. This interest shall be free and clear of all leasehold burdens except for those existing, and of record, at the time the Subject Leases or Additional Leases were assigned to EHR.

All costs associated with drilling, completing, fracking, testing and equipping of the first three (3) Horizontal Wells, including the Initial Horizontal Obligation Well, described hereinabove are to be borne as follows:

Before point of 1st sales:

EHR	100%

4-BR	0%

Participation Agreement Mixon Project Karnes County, Texas	Page 3 of 16	4-BR Resources Investments II, LLC Energy Hunter Resources, Inc.

After point of 1st sales and before payout of each of the first three (3) horizontal wells (on a well by well basis):

EHR.	93.75%

4-BR	.6.25%*

*This is a carried interest to the Point of First Sales of oil/gas

After payout of each of the first three (3) horizontal wells (on a well by well basis):

EHR	87.5%

4-BR	12.5%*

* This is the combination of 6.25% carried interest with a 6.25% back in after payout interest

As to the leasehold working interest in all subsequent wells to the first three (3) horizontal wells, described hereinabove, the leasehold working interest shall owned as follows:

EHR.	87.5%

4-BR.	12.5%

Total.	100.000%

C.)     Overriding Royalty Reservation: Any assignment of interest in the Subject Leases to EHR shall be substantially in the form of the assignment attached hereto as Exhibit “C”, shall be made subject to this Agreement and shall except and reserve to 4-BR an overriding royalty on all oil, gas and any other substances equal to the difference between twenty-five percent (25%) and existing lease burdens being all landowner royalties, overriding royalties and other payments out of production. All royalties and overriding royalties payable under this section shall be without deduction for any costs of marketing, gathering, transporting, separating, processing, dehydrating, treating and compressing or other costs involved in making the oil and/or gas available and marketable at the place of sale or use.

The overriding royalty interests reserved to 4-BR shall be proportionately reduced to the extent that any of the Subject Leases and/or Additional Leases acquired within the AMI cover less than the full mineral ownership in a tract which it describes, and such overriding royalty interests shall extend and apply to any renewals or extensions of the Subject Leases, and to any top leases or other leases covering the interests now covered by the Subject Leases that may hereafter be taken or otherwise become owned by EHR within one (1) year of the surrender, termination or expiration of the Subject Leases and Additional Leases acquired within the AML. Furthermore, the Overriding Royalty may be pooled in accordance with the terms and conditions of the Subject Leases as amended.

Failure by EHR to meet any of the obligations herein shall cause the assignment to ipso facto terminate and revert to 4-BR.

Participation Agreement Mixon Project Karnes County, Texas	Page 4 of 16	4-BR Resources Investments II, LLC Energy Hunter Resources, Inc.

6.       Definitions:

“Payout”

“Payout” is defined as the point in time when the costs of drilling, testing, completing, equipping, producing, and operating, excluding overhead expenses, have been recovered from the proceeds from each well, individually and on a “well by well” basis. It is understood and agreed that in the event EHR or an affiliate of EHR, furnishes its own equipment and facilities, the rates charged shall not exceed the average commercial rates currently prevailing in the immediate area. On or before thirty (30) days after Payout occurs, for each well, EHR shall send 4-BR a notice that includes (i) the date upon which Payout occurred and (ii) a payout statement itemizing all costs and all revenue from the well. EHR shall provide 4-BR with quarterly payout statements for each of the first three (3) Horizontal Wells, including the Initial Horizontal Obligation Well, that include information related to each well including, income, sales, revenue and expenses. Additionally, 4-BR shall have the right to audit, during normal business hours, EHR’s accounts and records related to each well, provided that 4-BR give EHR five (5) days written notice.

“Drilling Operations or Actual Drilling”

“Drilling Operations or Actual Drilling” shall be considered to be commenced when there have been erected on the Leased Premises at the location for such well: a derrick, rig and other machinery capable of drilling to a depth sufficient to test, on the Leased Premises, the stratigraphic equivalent of the Eagle Ford Formation as seen in the induction log of the Cheyenne Petroleum Company “Ruby Young No. 1” well located in the Carlos Martinez Survey, Abstract No. 6, Karnes County, Texas, and when such well shall be “spudded-in” and rotating under power.

“Completion of Well”

“Completing or Completion of a Well”: The date of completion shall be the later of the following events: (a) perforation of the production casing and/or liner, (b) termination of hydraulic stimulation (“fracking”) operations; (c) termination of all other “completion operations” that a reasonable operator would use and employ in a good faith effort to obtain production from such well.

“Initial Horizontal Obligation Well”

“Initial Horizontal Obligation Well” is defined as the first well (i) drilled on the Mixon Prospect to a True Vertical Depth of twelve thousand, eight hundred fifty feet (12,850’) beneath the surface of the ground or a depth sufficient to test the stratigraphic equivalent of the Eagle Ford Formation as seen in the induction log of the Cheyenne Petroleum Company “Ruby Young No. 1” well located in the Carlos Martinez Survey, Abstract No. 6, Karnes County, Texas, (herein referred to as the “Objective Depth”); then (ii) after reaching said “Objective Depth” the well shall also be drilled a lateral length of no less than one thousand feet (1,000’); then (iii) completed as a producer of oil and/or gas in paying quantities.

“Horizontal Well”

“Horizontal Well” is defined as a well (i) drilled on the Mixon Prospect to a True Vertical Depth of twelve thousand, eight hundred fifty feet (12,850’) beneath the surface of the ground or a depth sufficient to test the stratigraphic equivalent of the Eagle Ford Formation as seen in the induction log of the Cheyenne Petroleum Company “Ruby Young No. 1” well located in the Carlos Martinez Survey, Abstract No. 6, Karnes County, Texas, (herein referred to as the “Objective Depth”); then (ii) after reaching said “Objective Depth” the well shall also be drilled a lateral length of no less than one thousand feet (1,000’); then (iii) completed as a producer of oil and/or gas in paying quantities.

“Point of First Sales”

“Point of First Sales” is defined as the first point where there is a transfer of title or possession of oil and gas in an arms-length transaction in exchange for compensation.

Participation Agreement Mixon Project Karnes County, Texas	Page 5 of 16	4-BR Resources Investments II, LLC Energy Hunter Resources, Inc.

7.       Pooling. EHR, as Operator, shall have the authority to pool the Subject Leases with other lands and leases in the same manner, and to the same extent, to which the lessors of the Subject Leases have authorized the pooling of their interests (or shall authorize pursuant to any subsequent amendments to any of the Subject Leases), in which event the Parties’ interest shall be proportionately reduced to the extent their interests in the Subject Leases constitute less than all interests included within the boundaries of a pooled unit.

8.       Time of Essence. Time is of the essence of this Agreement. Where this Agreement provides that certain periods of time are to commence upon the completion or abandonment of a well, unless defined elsewhere herein, such completion or abandonment shall be deemed to occur when the rig then on such well is released therefrom.

9.       Applicable Law. With respect to all operations and other activities under and concerning this Agreement, the Parties hereto shall comply with all valid and applicable laws, regulations, rules, ordinances and codes of all federal, state, local and other governmental entities having jurisdiction. Further, this agreement shall be construed under and in accordance with the laws of the State of Texas.

10.      Assignments. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and assigns.

11.      Exhibits. All exhibits attached hereto are hereby made a part hereof.

12.      Further Assurances. To the extent it is within 4-BR’s and EHR’s legal authority to do so, the Parties agree to execute, and cause any of its affiliates and related parties to execute, any additional forms of conveyance which may be necessary to vest the interests granted hereunder, which such conveyances shall be made subject to the terms and provisions of this Agreement. In the event of a conflict between any such additional conveyances, and the terms of this Agreement, the provisions of this Agreement shall control.

13.      Simultaneous Closings. The Mixon Prospect and the Gapp Band Prospect both located in Karnes County, Texas, are two separate prospects however, for the purposes of this Agreement, these two prospects shall be closed simultaneously. One prospect cannot be closed upon without closing on the other. In the event EHR does not simultaneously execute all agreements and documents necessary to close on the Gapp Band Prospect at the time of closing on the Mixon Prospect, this instrument and all related instruments shall become null and void.

14.      Conflicts. In the event of a conflict between the terms and provisions of this Participation Agreement, and the terms and provisions of any Operating Agreement executed hereunder, the terms and provisions of this Participation Agreement shall control. All Parties to this Agreement expressly agree that this Participation Agreement contains express provisions regarding ownership interests in and to the Prospect, including specific drilling commitments, carried and back in after payout working interest provisions.

15.      Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and such counterpart shall together constitute but one and the same Agreement.

Executed effective as of the 15th day of July, 2016.

4-BR RESOURCES INVESTMENTS II, LLC		ENERGY HUNTER RESOURCES, INC.

By:	/s/ Brian G. Burgher	By:	/s/ Gary C. Evans
Name:	Brian G. Burgher	Name:	Gary C. Evans
Title:	Manager 4-BR	Title:	Chairman & CEO

Participation Agreement Mixon Project Karnes County, Texas	Page 6 of 16	4-BR Resources Investments II, LLC Energy Hunter Resources, Inc.

EXHIBIT “A-1”

LEASE SCHEDULE – MIXON PROSPECT – 2016
KARNES COUNTY, TEXAS

Lessor	Lessee	Lease Date	Gross Acres	Net Acres	Primary Term	Extension Term	Recording Information	Description
James Brown 102 Evans Ave. Kenedy, TX 78119	4-BR	7/9/2015	18.00	3.6	3 years	2 years	201500144232	A-6, 18 ac., Tr. 14 in Partition Deed @ 530/902, Deed Records Karnes Co., TX
Grace Hammack 117 Northampton Circle Victoria, TX 77904	4-BR	7/9/2015	18.00	3.6	3 years	2 years	201500144231	SAME AS ABOVE
Linda Rowley 117 Northampton Circle Victoria, TX 77904	4-BR	7/9/2015	18.00	3.6	3 years	2 years	201500144230	SAME AS ABOVE
Karen Segovia 2609 Tonya Ln. Beeville. TX 78102	4-BR	6/23/2015	18.00	3.6	3 years	2 years	201500144229	SAME AS ABOVE
Kelly Brown 218 W. Gascon Rd. San Tan Valley, AZ 85143	4-BR	7/9/2015	18.00	3.6	3 years	2 years	201500144227	SAME AS ABOVE
Antonio Rodriguez 317 Banks St. Kenedy, TX 78119	4-BR	7/9/2015	18.00	18.0	3 years	2 years	201500144228	A-6, 18 ac., Tr. 1 in Partition Deed 530/902 Deed Records Karnes Co., TX
Suzanne Remmers 408 CR 236 Gonzales, TX 78629	4-BR	7/9/2015	18.00	5.79999996	3 years	2 years	201500144233	SAME AS ABOVE
Glynn Brown 35870 Robinson Loop Road Sterling, AK 99672	4-BR	7/9/2015	18.00	5.79999996	3 years	2 years	201500144234	A-6,18 ac. Tr. 5 in Partition Deed @ 530/902, Deed Records Karnes Co., TX
Gwendolyn Praesel 123 Latigo Ln. Boeme, TX 78006	4-BR	7/9/2015	18.00	5.79999996	3 years	2 years	201500145474	SAME AS ABOVE
Travis D. Mixon 504 Page St. Halletsville, TX 77964	4-BR	8/7/2015	59.893	59.893	3 years	NO	201500144146	44.30 (658/356) and 15.593 (714/184) ac., out of A-6. See Lease, Deed Records, Karnes Co., TX
Cecil D. Mixon P.O. Box 562 Kenedy, TX 78119	4-BR	8/7/2015	40.900	40.9	3 years	NO	201500144147	A-6, 40.90 ac. 658/352, Deed Records Karnes Co., TX
Reagan Bryan P.O. Box 122 Kenedy, TX 78119	4-BR	7/14/2015	2.00	2.0	3 years	2 years	201500144226	A-6, 2 ac., 679/114, Deed Records Karnes Co., TX
Cecil Allen Brown and wife, Patricia Lynn Brown 2748 FM 792 Kenedy, TX 78119	4-BR	8/13/2015	10.350	10.350	3 years	2 years	201500145473	A-6,10.35 ac., see lease for complete description
Morris Gene Brown, Jr. 2644 FM 792 Kenedy, TX 78119	4-BR	8/13/2015	2.150	2.150	3 years	2 years	201500145475	A-6, 2.15 ac., 782/334, Deed Records Karnes Co.. TX
AEP Texas Central Company 1 Riverside Plaza Columbus. OH 43215	4-BR	1/12/2016	4.00	4.00	3 years	NO	201600000659	A-6,4 ac., 197/389 Deed Records Karnes Co., TX
Marlene M. Olson P.O. Box 510 Kenedy, TX 78119	4-BR	2/1/2016	85.031	85.031	3 years	NO	201600000967	A-6, 85.031 ac., 178/82 See lease for description Deed Records Karnes Co., TX
Lewis Albrecht and wife, Carolyn Albrecht 418 Cloudmont Dr. San Antonio, TX 78239	4-BR	7/9/2015	18.0	17.40000006	3 years	2 years	201500145472	A-6, 18 ac., 631/152 Deed Records Karnes Co., TX
Faye Blakeney 205 North Johnson St. Karnes City, TX 78118	4-BR	4/30/2016	101.95	1.69154503	3 years		201600002048	SEE LEASE

Participation Agreement Mixon Project Karnes County, Texas	Page 7 of 16	4-BR Resources Investments II, LLC Energy Hunter Resources, Inc.

Exhibit “A-2”

“AMI”

WM
E
A-177
DOONEY
T G Butler Jr
UNITED
Mrs Carl Houck
Mrs Beulah Hellman
W H Brown
John C Nixon
Warren Livingston
Bryan Butler
Neil Butler
Texster Carroll

Participation Agreement Mixon Project Karnes County, Texas	Page 8 of 16	4-BR Resources Investments II, LLC Energy Hunter Resources, Inc.

Exhibit “B”

Joint Operating Agreement

Participation Agreement Mixon Project Karnes County, Texas	Page 9 of 16	4-BR Resources Investments II, LLC Energy Hunter Resources, Inc.

A.A.P.L. FORM 610 - 1989

MODEL FORM OPERATING AGREEMENT
HORIZONTAL MODIFICATIONS

OPERATING AGREEMENT

DATED

  _______________  ,  __________  ,
Year

OPERATOR	ENERGY HUNTER RESOURCES, INC. (hereinafter known as “EHR” or “Operator”

CONTRACT AREA	Mixon Prospect (See Exhibit “A”)

COUNTY OR PARISH OF	, STATE OF

COPYRIGHT 2013 – ALL RIGHTS RESERVED
AMERICAN ASSOCIATION OF PROFESSIONAL
LANDMEN, 4100 FOSSIL CREEK BLVD. FORT
WORTH, TEXAS, 76137, APPROVED FORM.
A.A.P.L. NO. 610 - 1989 (Horz.)

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TABLE OF CONTENTS

	C.	COMPLETION OF WELLS; REWORKING AND PLUGGING BACK		9
		1.	Completion	9
		2.	Rework, Recomplete or Plug Back	9
	D.	OTHER OPERATIONS		10
	E.	ABANDONMENT OF WELLS		10
		1.	Abandonment of Dry Holes	10
		2.	Abandonment of Wells That Have Produced	10
		3.	Abandonment of Non-Consent Operations	10
	F.	TERMINATION OF OPERATIONS		11
	G.	TAKING PRODUCTION IN KIND		11
		(Option 1) Gas Balancing Agreement		11
		(Option 2) No Gas Balancing Agreement		11
VII.	EXPENDITURES AND LIABILITY OF PARTIES			12
	A.	LIABILITY OF PARTIES		12
	B.	LIENS AND SECURITY INTERESTS		12
	C.	ADVANCES		12
	D.	DEFAULTS AND REMEDIES		13
		1.	Suspension of Rights	13
		2.	Suit for Damages	13
		3.	Deemed Non-Consent	13
		4.	Advance Payment	13
		5.	Costs and Attorneys’ Fees	13
	E.	RENTALS, SHUT-IN WELL PAYMENTS AND MINIMUM ROYALTIES		13
	F.	TAXES		13
VIII.	ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST			14
	A.	SURRENDER OF LEASES		14
	B.	RENEWAL OR EXTENSION OF LEASES		14
	C.	ACREAGE OR CASH CONTRIBUTIONS		14
	D.	ASSIGNMENT; MAINTENANCE OF UNIFORM INTEREST		15
	E.	WAIVER OF RIGHTS TO PARTITION		15
	F.	PREFERENTIAL RIGHT TO PURCHASE		15
IX.	INTERNAL REVENUE CODE ELECTION			15
X.	CLAIMS AND LAWSUITS			15
XI.	FORCE MAJEURE			16
XII.	NOTICES			16
XIII.	TERM OF AGREEMENT			16
XIV.	COMPLIANCE WITH LAWS AND REGULATIONS			16
	A.	LAWS, REGULATIONS AND ORDERS		16
	B.	GOVERNING LAW		16
	C.	REGULATORY AGENCIES		16
XV.	MISCELLANEOUS			17
	A.	EXECUTION		17
	B.	SUCCESSORS AND ASSIGNS		17
	C.	COUNTERPARTS		17
	D.	SEVERABILITY		17
XVI.	OTHER PROVISIONS			18
	A.	CONFLICT OF TERMS		18
	B.	OPERATOR’S DUTY		18
	C.	PRIORITY OF OPERATIONS – HORIZONTAL WELLS		18

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